Exhibit 3.1

bleuacacia ltd

(the "Company")

EXTRACT OF THE MINUTES OF AN EXTRAORDINARY GENERAL MEETING OF THE COMPANY HELD VIRTUALLY AND AT THE OFFICES OF THE COMPANY LOCATED AT 500 FIFTH AVENUE, NEW YORK, NEW YORK 10110, UNITED STATES OF AMERICA, ON 2 JANUARY 2024 AT 10:00AM (EASTERN TIME)

The Chairman and Secretary at the Extraordinary General Meeting of the Company held on 2 January, 2024 (the "Meeting"), hereby certify that this is a true extract of the minutes of the Meeting:

1	Proposal No. 1 – The Extension Amendment Proposal

RESOLVED, as a special resolution that:

a)	Article 49.7 of bleuacacia’s Amended and Restated Memorandum and Articles of Association be deleted in its entirety and replaced with the following new Article 49.7:

“49.7	In the event that:

(a)
the Company does not consummate a Business Combination by November 22, 2024, or such earlier date as shall be determined by the Directors, or such later time as the Members may approve in accordance with the Articles, or a resolution of the Members is passed pursuant to the Companies Act to commence the voluntary liquidation of the Company prior to the consummation of a Business Combination for any reason; or

(b)	if the Directors, acting in good faith, determine by resolution, and provide notice in writing to the Members, that the Company is unable to consummate a Business Combination by November 22, 2024,

the Company shall:

(i)	cease all operations except for the purpose of winding up;

(ii)
as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish the Members' rights of the holders of Public Shares as Members (including the right to receive further liquidation distributions, if any); and

(iii)	as promptly as reasonably possible following such redemption, subject to the approval of the Company's remaining Members and the Directors, liquidate and dissolve,

subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.”

b)	Article 49.8 of bleuacacia’s Amended and Restated Memorandum and Articles of Association be deleted in its entirety and replaced with the following new Article 49.8:

“49.8	If any amendment is made:

(a) to the Articles that would affect the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company:

(i) has not consummated an initial Business Combination by November 22, 2024; or

(ii) such later time as the Members of the Company may approve in accordance with the Articles or a resolution of the Company’s Members is passed pursuant to the Companies Act to commence the voluntary liquidation of the Company prior to the consummation of a Business Combination for any reasons; or

(b) with respect to any other provisions of these Articles relating to Members’ rights or pre-Business Combination activity, each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval of any such amendment at a per- Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable) earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares."

2	Proposal No. 2 – The Founder Share Amendment Proposal

RESOLVED, as special resolutions, THAT:

(a) Articles 17.2 and 17.3 of bleuacacia’s Amended and Restated Memorandum and Articles of Association be deleted in its entirety and replaced with the following new Articles 17.2 and 17.3:

17.2
Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the "Initial Conversion Ratio"): (a) at any time and from time to time at the option of the holders thereof; or (b) in connection with the consummation of a Business Combination.

17.3
Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued, or deemed issued, by the Company in excess of the amounts offered in the IPO and in connection with the consummation of a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares in connection with the consummation of a Business Combination at a ratio for which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the Class B Shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, on an as-converted basis, in the aggregate, 20 per cent of the sum of all Class A Shares outstanding upon completion of the IPO (after giving effect to any redemptions of Class A Shares pursuant to the Business Combination Article), including the total number of Class A Shares issued and Equity-linked Securities issued or deemed issued in connection with a Business Combination, excluding any Shares or Equity-linked Securities issued, or to be issued, to any seller in a Business

Combination and any private placement warrants issued to the Sponsor, its Affiliates, Officers or Directors upon conversion of working capital loans made to the Company.

(b) Article 49.10 of bleuacacia’s Amended and Restated Memorandum and Articles of Association be deleted in its entirety and replaced with the following new Article 49.10:

49.10
Except in connection with the conversion of Class B Shares into Class A Shares pursuant to the Class B Ordinary Share Conversion Article hereof where the holders of such Shares have waived any right to receive funds from the Trust Fund, after the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)	receive funds from the Trust Account; or

(b)	(i) vote as a class with Public Shares on a Business Combination or (ii) approve an amendment to the Articles to amend this Article 49.10.

3	Voting

3.1	The resolutions referenced above were put to the meeting.

3.2	The Chairman declared that the resolutions referenced above were carried.

7	Termination of Meeting

There being no further business the Meeting was concluded.

/s/ Jide Zeitlin	/s/ Tom Northover

Chairman	Secretary

[Signature Page for EGM Minutes]